Exhibit 10.1
January 25, 2007
Dear Mark:
I hereby resign all positions as director, officer or otherwise which I hold in Toreador Resources Corporation (the “Corporation”) or any of its subsidiaries or affiliates. I do so on the representation to me that a formal severance agreement will be created and mutually executed, which agreement will provide at least these elements:
1)	A payment equal to twice my 2006 salary of $420,000, or $840,000 in total, paid over 24 months, or over such longer period as we may both agree, subject to such taxes and/or withholdings as may be required by law;

2)	An additional payment to be made at the end of both 2007 and 2008 equal to the average of the cash value of the bonus actually received by me in the years 2004, 2005 and 2006;

3)	An extension of the expiration of all options to purchase stock in the Corporation by 12 months, to the extent allowed by law and regulations; and

4)	An immediate vesting of all restricted shares awarded to me.
These benefits are all conditioned upon my agreement to refrain from making additional demands on, or commencing litigation against, the Corporation or its officers, directors or employees; to share freely all information I may have acquired about the Corporation’s activities, its personnel and agreements; and to cooperate fully with the Corporation and its officers and directors; to refrain from any disparagement of the Corporation or its officers, directors and employees.
These elements and conditions will all be incorporated into a definitive separation agreement between the Corporation and me, which will also contain a mutual release from all claims, and standard provisions relating to protection of confidential information of the Corporation and non-solicitation of the Corporation’s employees or participation in its business opportunities. The fact that such agreement has not yet been drafted has no bearing upon the effectiveness of my resignation as described above.
Please signify receipt of this letter by signing one copy and returning it to me.

Very truly yours,
/s/ G. Thomas Graves III

G. Thomas Graves III

Accepted TOREADOR RESOURCES CORPORATION
/s/ J.M. McLaughlin

J. M. McLaughlin, Chairman